EXHIBIT “D”

AMENDMENT TO ARTICLES OF INCORPORATION

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CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

PLANET POLYMER TECHNOLOGIES, INC.

The undersigned certifies that:

1. He is the President and Secretary of Planet Polymer Technologies, Inc., a California corporation (the “Corporation”).

2. Article I of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

The name of this corporation is “Planet Technologies, Inc.”

3. Article IV of the Articles of Incorporation of this Corporation is amended to read as follows:

“Effective as of the close of business on the date of filing this Amendment to the Articles of Incorporation with the California Secretary of State (the “Effective Time”), the filing of this Amendment shall effect a reverse stock split (the “Reverse Split”) pursuant to which fifty shares of Common Stock, par value $.01 per share, issued and outstanding and held by a single holder, shall be combined into one validly issued, fully paid and nonassessable share of Common Stock par value $.01 per share. Each stock certificate that prior to the Effective Time represented shares of Common Stock, shall following the Effective Time represent the number of shares into which the shares of the Common Stock represented by such certificate shall be combined as a result of the Reverse Split. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall round up to the nearest whole share any fractional share that would otherwise result from the Reverse Split; the number of authorized shares of Common Stock shall continue to be 20,000,000; and the par value of the Common Stock shall be $.01 per share.”

4. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

5.            The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 6,207,884. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than Fifty (50%) Percent.
I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:___________, 2004	______________________________________
H.M. Busby
President/ Secretary

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